SEVENTH AMENDMENT
TO MASTER INDENTURE

This SEVENTH AMENDMENT TO MASTER INDENTURE, dated as of January 21, 2014 (this “Amendment”), is entered into between: (i) GE Capital Credit Card Master Note Trust, a Delaware statutory trust (the “Issuer”); and (ii) Deutsche Bank Trust Company Americas, as indenture trustee under the Master Indenture referred to below (in such capacity, the “Indenture Trustee”).

BACKGROUND

WHEREAS, the Indenture Trustee and the Issuer are parties to the Master Indenture, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among the Indenture Trustee, the Issuer and certain other parties, the Second Amendment to Master Indenture, dated as of June 17, 2004, between the Issuer and the Indenture Trustee, the Third Amendment to Master Indenture, dated as of August 31, 2006, between the Issuer and the Indenture Trustee, the Fourth Amendment to Master Indenture, dated as of June 28, 2007, between the Issuer and the Indenture Trustee, the Fifth Amendment to Master Indenture, dated as of May 22, 2008, between the Issuer and the Indenture Trustee, and the Sixth Amendment to Master Indenture, dated as of August 7, 2009, between the Issuer and the Indenture Trustee (as amended, the “Master Indenture”);

WHEREAS, the parties hereto intend to amend the Master Indenture as set forth herein; and

WHEREAS, this Amendment is being entered into pursuant to Section 9.1(b) of the Master Indenture.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Master Indenture as amended hereby.

SECTION 2.  AMENDMENTS TO MASTER INDENTURE. (a) Section 1.1 of the Master Indenture is amended by adding the following definition in appropriate alphabetical order:

“Aggregate Required Deposit Amount” means, for any Monthly Period, the sum for all Series, of the Required Deposit Amounts (as defined for each Series in the related Indenture Supplement) for such Monthly Period.

(b)          Section 8.4(a) of the Master Indenture is amended and restated as follows:

(a)          Issuer shall apply all funds on deposit in the Collection Account as described in this Article VIII and in each Indenture Supplement. Except as otherwise provided in the second following paragraph and in each Indenture Supplement, Issuer shall deposit Collections into the Collection Account no later than the second Business Day following the Date of Processing of such Collections. Collections for any Monthly Period in excess of the Aggregate Required Deposit Amount for such Monthly Period shall not be required to be deposited into the Collection Account and shall be paid to the holder(s) of the Transferor Interest on each Date of Processing; provided that, notwithstanding the foregoing provision of this sentence, for any Series in an Early Amortization Period, all Finance Charge Collections allocated to such Series on any Date of Processing during the Early Amortization Period shall be deposited into the Collection Account no later than the second Business Day following the Date of Processing of such Collections, except as otherwise provided in the second following paragraph; and provided, further, that if the Free Equity Amount is less than the Minimum Free Equity Amount on any Date of Processing, the Principal Collections payable to the holder of the Transferor Interest shall be deposited into the Excess Funding Account to the extent necessary so that the Free Equity Amount equals the Minimum Free Equity Amount. If on any Business Day the Issuer determines that the Aggregate Required Deposit Amount for any Monthly Period exceeds the Aggregate Required Deposit Amount as previously calculated by the Issuer because any component of the Aggregate Required Deposit Amount was previously based on an estimate then (i) Issuer shall (on the same Business Day) inform the holder(s) of the Transferor Interest of such determination, and (ii) within two Business Days thereafter cause the holder(s) of the Transferor Interest to deposit into the Collection Account funds in an amount equal to the lesser of (x) the amount of Collections allocated to Noteholders for that Monthly Period and previously distributed to the holder(s) of the Transferor Interest and (y) the amount of any shortfall in funds on deposit in the Collection Account resulting from the use of estimated values in the calculation of the Aggregate Required Deposit Amount. If the Aggregate Required Deposit Amount for any Monthly Period is increased after the first day of such Monthly Period as a result of the issuance of additional Notes or the increase in any Variable Interest, unless otherwise specified in the related Indenture Supplement, the holder(s) of the Transferor Interest shall not be required to deposit funds previously distributed to the holder(s) of the Transferor Interest into the Collection Account to increase the amount on deposit in the Collection Account to the higher Aggregate Required Deposit Amount. If on any Business Day the Issuer determines that the Aggregate Required Deposit Amount for any Monthly Period is less than the Aggregate Required Deposit Amount as previously calculated by the Issuer, then the Issuer shall within two Business Days thereafter pay to the holder(s) of the Transferor any funds on deposit in the Collection Account in excess of the Aggregate Required Deposit Amount.

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Except as otherwise required by any Indenture Supplement, an Originator may permit or require payments owed by any Retailer with respect to in-store payments to be netted against amounts owed by that Originator to that Retailer, and the Issuer shall deposit into the Collection Account on each Business Day an amount equal to the aggregate amount of in-store payments netted against amounts owed by that Originator to the various Retailers on that Business Day.

Subject to the express terms of any Indenture Supplement, but notwithstanding anything else in this Indenture to the contrary, if (x) for so long as the Servicer maintains a short term debt rating of A-1 or better by S&P (if rated by S&P), P-1 or better by Moody’s (if rated by Moody’s) and F1 or better by Fitch (if rated by Fitch), (y) with respect to Collections allocable to any Series, any other conditions specified in the related Indenture Supplement are satisfied or (z) the Servicer has provided to the Indenture Trustee a letter of credit, surety bond or other similar arrangement covering collection risk of Servicer and in each case acceptable to each Rating Agency (as evidenced by a letter from each Rating Agency to the effect that the Rating Agency Condition has been satisfied), if any, Issuer need not make the daily deposits of Collections into the Collection Account as provided in the preceding paragraph, but may make a single deposit in the Collection Account in immediately available funds not later than 12:00 noon, New York City time, on the related Payment Date.

SECTION 3. EFFECTIVENESS. This Amendment shall become effective as of the date first set forth above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied, and (iii) the Issuer shall have delivered to the Indenture Trustee (x) an Officer’s Certificate to the effect that all requirements for this Amendment contained in the Master Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect and (y) a Tax Opinion. The Issuer shall provide written notice to the Indenture Trustee upon satisfaction of the conditions in the preceding sentence.

SECTION 4. BINDING EFFECT; RATIFICATION. (a) On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Master Indenture and (ii) each reference in the Master Indenture to “this Agreement”, “this Indenture”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Master Indenture, shall mean and be a reference to the Master Indenture as amended hereby.

(b)          Except as expressly amended hereby, the Master Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5. NO RECOURSE. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents.

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SECTION 6. NO PETITION. The Indenture Trustee covenants that it will not directly or indirectly institute or cause to be instituted against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law unless Noteholders of not less than 66⅔% of the Outstanding Principal Amount of each Class of each Series has approved such filing and it will not directly or indirectly institute or cause to be institute against the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided, that the foregoing shall not in anyway limit the Noteholders’ rights to pursue any other creditor rights or remedies that the Noteholders may have for claims against the Issuer.

SECTION 7. MISCELLANEOUS. (a) THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)          Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)          This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST,
as Issuer

By:	BNY mellon trust of delaware,
not in its individual capacity, but solely as
Trustee on behalf of the Issuer

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

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DEUTSCHE BANK TRUST COMPANY AMERICAS,
not in its individual capacity,
but solely as the Indenture Trustee

By:	/s/ Louis Bodi
Name:	Louis Bodi
Title:	Vice President

By:	/s Mark Esposito
Name:	Mark Esposito
Title:	Assistant Vice President

S-2	Seventh Amendment to Master Indenture